Exhibit (h)(7)

EXECUTION VERSION

DEALER AGREEMENT

This Dealer Agreement, dated as of June 3, 2014 (the “Agreement”), is by and between Citigroup Global Markets Inc. (hereinafter referred to as “CGMI”) and Blackstone Advisory Partners L.P. (“Distributor”).

WHEREAS, Distributor serves as principal underwriter for Blackstone Alternative Alpha Fund (the “Fund”), a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a distribution agreement with the Fund;

WHEREAS, Distributor desires to appoint CGMI as a non-exclusive dealer with respect to the sale of shares (“Shares”) of the Fund to its customers and the customers of certain of its affiliates; and

WHEREAS, CGMI desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, CGMI and Distributor agree as follows:

1.	Transactions in the Fund; Purchase of Shares at Public Offering Price; Handling and Receipt of Orders.

A.	Subject to the terms and conditions of this Agreement, Distributor will cause the Fund to make its Shares available to be purchased by Clients (as defined herein) at the public offering price of such Shares (the net asset value of the Shares), as determined in accordance with the then effective prospectus(es) and statement(s) of additional information, including any supplements, stickers, or amendments thereto from time to time, used in connection with the offer and sale of the Shares (collectively, the “Prospectus”). The sale of Shares will also be in accordance with the subscription documents for the Fund, as supplemented or amended from time to time.

B.	In connection with this Agreement, Distributor acknowledges that CGMI acts as an introducing broker and introduces business through a clearing arrangement with Pershing LLC (“Clearing Broker”), through which Clearing Broker processes orders for transactions in Shares. Accordingly, CGMI is entering into this Agreement and making the representations, warranties, and covenants set forth herein only as an introducing broker. CGMI makes no representations, warranties, or covenants with respect to the Clearing Broker, including its obligations with respect to the Fund or Shares.

C.	CGMI will use such efforts to sell Shares as CGMI in its sole discretion determines, and will not be required to sell any specified or minimum number of Shares of any Fund.

D.	It is understood that the then-current public offering price generally will not be known until approximately thirty (30) days after the effective date of the Share purchase in accordance with the terms of the Prospectus, or as otherwise disclosed in the Prospectus from time to time. The parties each acknowledge and agree that purchase orders for Shares will generally be made and accepted for a fixed dollar amount, with the number of Shares to be credited to an investor’s account determined upon subsequent finalization of the then-current public offering price of Shares.

E.	CGMI agrees that it will sell Shares only to its customers (“Clients”) reasonably believed to qualify as “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (such Clients, “Eligible Investors”).

F.	In all offers and sales of the Shares to Eligible Investors, CGMI will not act as broker or agent for, or employee of, Distributor or the Fund and CGMI will not represent to any third party that CGMI has such authority or is acting in such capacity.

G.	All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective upon written confirmation by Distributor. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares. Notwithstanding the foregoing, the Distributor hereby agrees that it will not unreasonably reject or delay accepting an order submitted by CGMI if the Client otherwise meets the eligibility criteria set forth in the Prospectus, and that, upon any such rejection, the Distributor shall promptly notify CGMI of such rejection.

H.	CGMI agrees that the timing and process for the payment for orders from Clients for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Distributor and CGMI herein and from time to time. On the date on which payment for Shares is to be received, CGMI will remit to an account designated by Distributor the purchase order amount due the Fund with respect to the issuance of Shares as determined by the Distributor in accordance with the terms of the Prospectus. If payment for any purchase order is not so received, Distributor may cancel the sale without notice.

I.	Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to CGMI prompt written notice of such exercise.

J.	CGMI acknowledges that the Fund may (but will not necessarily) make tender offers for the repurchase of Shares from time to time as described in the Prospectus. CGMI acknowledges that such tender offers represent the only expected liquidity opportunity for holders of Shares.

K.	CGMI agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of the Distributor. Any approved sub-selling agent shall be required to enter into an agreement with CGMI which agreement shall be subject to Distributor’s approval. Subject to this Subparagraph 1K, the parties acknowledge that affiliates of CGMI may provide services, including serving as investment adviser, to Clients.

L.	Distributor agrees to provide such assistance to CGMI in processing orders as CGMI reasonably requests. CGMI will be responsible for the accuracy, timeliness and completeness of orders it transmits to Distributor by wire or telephone.

2.	Services

A.	As the parties may agree from time to time, and subject to the particular parameters CGMI establishes with its Clients, CGMI (either directly or through one or more of its affiliates or agents) will provide the following services:

i.	Receive Client instructions for the purchase or sale of Fund Shares (“Instructions”) and communicate such Instructions, as directed, to Distributor, the Fund or the Fund’s transfer agent (collectively, the “Receiving Party”) for the purpose of the Receiving Party inputting and executing orders that correspond to such Instructions on the books of the Fund, in a time frame and manner as the parties from time to time agree upon

ii.	Maintain records for and on behalf of each Client reflecting Instructions and outstanding balances of Fund Shares owned by the Client;

iii.	Prepare and transmit to Clients confirmations of all transactions effected pursuant to Instructions;

iv.	Prepare and transmit to Clients periodic consolidated account statements indicating, with respect to Shares of the Fund, the number of Shares owned, purchases, and repurchases of Shares and other information as determined by CGMI;

v.	At Fund or Distributor expense, arrange for the delivery of the effective Prospectus, proxy materials, periodic and special shareholder reports and other materials relating to the Fund, as may be provided by Distributor or the Fund to CGMI;

vi.	Assist with the solicitation of proxies from Clients by providing relevant information to Distributor or mailing agent in order to assist;

vii.	Provide the Fund, the Fund’s transfer agent and/or other parties designated by them with information, on a daily basis, in a form mutually agreeable to CGMI and Distributor, regarding the sales by state or jurisdiction of residence of Clients for purposes of the Fund’s regulatory requirements;

viii.	Respond to Client inquiries regarding, among other things, Share prices, account balances, dividend amounts and dividend payment dates;

ix.	With respect to each Client’s ownership of, or transactions with respect to, the Fund, prepare and file with the appropriate federal agencies information and reports regarding (a) dividends and other distributions made, (b) amounts withheld on dividends and other distributions and payments and (c) gross proceeds of sale transactions;

x.	Provide each Client with access to one or more financial advisors who will provide personal service and attention with respect to the foregoing; and

xi.	Provide such other services relating to Client holdings and transactions in the Fund as from time-to-time the parties shall mutually agree.

B.	For purposes of Subparagraph 2A(i) above, Distributor hereby appoints CGMI as agent for the limited purpose of receiving Instructions from Clients.

C.	In providing services hereunder, the parties acknowledge that CGMI shall be providing services to and acting solely for the benefit of Clients. The parties further acknowledge that in connection with all purchases, sales, and repurchases of Fund Shares by Clients, CGMI shall be acting on an agency basis.

D.	If Distributor believes that the contact information for a shareholder of the Fund that is a Client (“CGMI Shareholder”) has changed, Distributor may request such information from CGMI but has no obligation to do so. CGMI agrees that if CGMI or a CGMI Shareholder does not provide to Distributor any changes in CGMI Shareholder account information, or if it or a CGMI Shareholder fails to provide any backup documentation that Distributor reasonably requests to verify changes to a CGMI Shareholder’s account information, then Distributor will continue to rely upon the account information without giving effect to any changes and Distributor will have no liability whatsoever for continuing to rely upon such information.

3.	Delegation by CGMI.

Subject to Subparagraph 1K, CGMI may delegate some or all of its duties under this Agreement to such other parties which in CGMI’s sole discretion it deems to be competent to assume such duties; provided that (i) any such delegate must be an entity that is controlled by or under common control with CGMI, (ii) any such delegate shall have all appropriate licenses and qualifications to perform the delegated tasks and (iii) CGMI shall be responsible and liable for the acts and conduct of any such delegate to the same extent as if the acts and conduct had been performed by CGMI.

4.	No Limitation.

The provisions of this Agreement in no way shall limit the authority of Distributor or the Fund to take such action as it or they may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or the sale of Shares.

5.	Repurchases.

The Prospectus for the Fund describes the provisions whereby the Fund is expected to be authorized to repurchase Shares held by shareholders. The Distributor hereby agrees to confirm to CGMI the receipt of any repurchase notice with respect to a CGMI Shareholder upon its receipt by Distributor.

6.	Compensation and Expenses.

A.	Distributor agrees to pay CGMI or its designated affiliate (or to cause the Fund to pay CGMI or its designated affiliate) the fees set forth in Schedule 1. Such payments shall be consistent with applicable law and regulation and this Agreement. Distributor’s obligation to make payments to CGMI shall survive any termination of the Agreement, and shall continue so long as CGMI provides shareholder services described in Paragraph 2 of this agreement.

B.	For purposes of calculating the fees described in Schedule 1, the value of Client assets invested in the Fund shall be determined in accordance with the then effective Prospectus. Nothing in this Agreement shall preclude CGMI from crediting all or a portion of the amounts it receives under this Paragraph 6 to Clients in order to reduce the fees payable by such Clients to CGMI.

C.	If CGMI and Distributor agree to revise the fees payable in connection with this Agreement, Schedule 1 will be amended and signed by the parties to this Agreement. The terms of this Agreement will otherwise remain in effect.

D.	With respect to expenses not specifically addressed in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder.

E.

CGMI acknowledges and agrees that the Fund may, upon prior written notice to the Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or CGMI or (b) otherwise by operation of law. Distributor agrees to notify CGMI promptly upon receiving notice of any suspension or elimination of the payment of any compensation to the Distributor or CGMI by the Fund.

F.	In accordance with applicable FINRA Conduct Rules, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to CGMI under this Agreement to the extent payments made to CGMI and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, (a) with respect to the front-end sales charge (as defined under FINRA Rule 2830) in connection with the sale of Shares pursuant to this Agreement, 3% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any asset-based, front end, and deferred sales charge (as defined under FINRA Rule 2830), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Distributor agrees that it will not take any action that would cause the CGMI to receive, in respect of any CGMI Shareholder, less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any CGMI Shareholder, the cumulative amount of asset-based, front end and deferred distribution fees payable hereunder for so long as the Client remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2830.

G.	The Distributor agrees that it will monitor on an ongoing basis the payment of underwriting compensation, if any, set forth in the Prospectus by the Distributor, the Fund and their respective affiliates in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to CGMI no less frequently than quarterly. As used herein, “underwriting compensation” means all amounts constituting sales charges under Rule 2830(d) of the FINRA Conduct Rules (other than any front-end sales charges charged in connection with the sale of Shares).

H.	Except as noted in this Agreement, no portion of the compensation paid to CGMI by Distributor hereunder shall be remitted or otherwise paid to any third-party by CGMI to further promote the offer or sale of Shares. Except as noted in this agreement, CGMI will not accept any direct or indirect compensation from any person or entity other than as set forth in Paragraph 6 hereof in connection with the offer or sale of Shares without the prior written agreement of Distributor.

7.	Records and Reporting.

CGMI will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of Distributor, the Fund or the Fund’s transfer agent, CGMI will provide copies of: historical records relating to Instructions involving the Fund; written communications regarding the Fund to or from Clients; and other materials relating to the provision of services by CGMI under this Agreement. CGMI will comply with reasonable requests for such information and documents made by Distributor, the board of directors or trustees of the Fund, or any governmental body or self-regulatory organization.

8.	Provision of Materials and Fund Information.

CGMI agrees that neither it nor any of its principals, directors, officers or employees, is authorized to give any information to Clients concerning Shares, the Fund, Distributor or Blackstone Alternative Asset Management L.P. (“BAAM”) except as set forth in this Paragraph 8.

A.	Offering Materials. Distributor acknowledges and agrees that CGMI may deliver Offering Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. At its expense, Distributor will furnish CGMI with reasonable quantities of the effective Prospectus (including any supplements thereto), the subscription application used in connection with the offer and sale of the Shares (the “Subscription Application”), any fee disclosure statement related to the Fund (the “Fee Disclosure Statement”), any statement of additional information related to the Fund (the “Statement of Additional Information”), periodic reports to Fund shareholders and marketing and other materials Distributor has prepared related to the Fund (collectively, “Offering Materials”), and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify CGMI in writing and provide CGMI with reasonable quantities of such amended documents or supplements at no cost to CGMI.

B.	CGMI-Supplied Fund Materials. Distributor acknowledges and agrees that CGMI may deliver CGMI-Supplied Fund Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. As used herein, the term “CGMI-Supplied Fund Materials” shall include any materials prepared by CGMI or its affiliates that (i) relate to the Fund, (ii) are not Research Reports (as defined in Subparagraph 8C) and (iii) either have been approved in writing by Distributor or, with respect to the Fund, contain only the name of the Fund. For the avoidance of doubt, any description of the Fund contained in CGMI-Supplied Fund Materials beyond just the name of the Fund must be approved in writing by Distributor in advance of its use.

C.	Research Reports. Distributor acknowledges that CGMI may prepare research reports relating to the Fund that are not to be used for marketing purposes (“Research Reports”). Distributor hereby authorizes CGMI to use the name of the Fund, the Distributor and BAAM in Research Reports.

D.	Use of Name. Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Distributor of any consent that would otherwise be required under applicable law prior to the use by CGMI of the name or identifying marks of the Fund, Distributor, BAAM or “Blackstone” (or any combination or derivation thereof). Notwithstanding the foregoing, this Subparagraph 8D shall not prohibit or limit CGMI or its affiliates from making statements required by law or regulation, as determined by CGMI (or such affiliate) in its sole discretion.

E.	Distributor will notify CGMI of any departure by a Fund portfolio manager promptly following Distributor’s receipt of notice of an intended departure.

F.	CGMI’s employees shall have reasonable access to the portfolio manager(s) of the Fund for purposes of discussing Fund performance and other significant issues.

G.	Distributor will promptly notify CGMI of all material changes regarding:

(a) mergers, name changes and liquidations;

(b) investment objective/strategy changes;

(c) proxy statements;

(d) changes to the Offering Materials; and

(e) pricing changes.

9.	Representations; Warranties and Covenants.

A.	CGMI represents that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of CGMI, enforceable in accordance with its terms; (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any agreement or instrument by which CGMI is bound; (iii) there is not pending or, to the best knowledge of CGMI, threated any action, suit, or proceeding before or by any court or other governmental or regulatory body to which CGMI is a party, or to which any of its assets is subject, which might reasonably be expected to impede the ability of CGMI to perform its obligations contemplated herein; (iv) the activities of CGMI contemplated by this Agreement comply with all provisions of federal and state securities and other laws applicable to such activities; (v) CGMI has obtained and will maintain such registrations and qualifications as are necessary to permit it to perform its obligations hereunder; (vi) the arrangements provided for in this Agreement will be disclosed in writing to Clients prior to such time as a Client invests in the Fund; (vii) CGMI is duly registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority (“FINRA”); and (viii) all Fund Shares are and will be owned beneficially by Clients and no Fund Shares are or will be owned beneficially by CGMI.

B.	Distributor represents that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound; (iii) there is not pending or, to the best knowledge of Distributor, threated any action, suit, or proceeding before or by any court or other governmental or regulatory body to which Distributor is a party, or to which any of its assets is subject, which might reasonably be expected to impede the ability of Distributor to perform its obligations contemplated herein; (iv) Shares of the Fund are registered and authorized for sale in accordance with any and all applicable federal and state securities laws; and (v) the Prospectus of the Fund complies in all material respects with any and all applicable federal and state securities laws.

C.	Distributor covenants and agrees that, for so long as this Agreement remains in effect, it shall use its best efforts to cause Shares of the Fund to continue to be registered and/or authorized for sale in accordance with all applicable federal and state securities laws and shall notify CGMI promptly in the event the Fund’s Shares cease to be so registered or authorized for sale. In the event that there is a sale of Fund Shares in a jurisdiction where the Fund Shares are not registered and/or authorized for sale, Distributor shall promptly alert CGMI Operations and request that the transaction be reversed.

D.	CGMI and Distributor each agree to maintain policies and procedures reasonably designed to monitor, defend, resolve and or respond (as appropriate) to (i) Client complaints, (ii) initiated or threatened litigation or (iii) communications by a regulatory authority, in each case, which relates to the Fund or to a transaction in Shares by Clients.

E.	CGMI and Distributor each agree to comply with all provisions of federal and state laws and the FINRA Rules applicable to its respective activities under this Agreement.

F.	CGMI and Distributor each agree to notify the other promptly in writing in the event that (i) any of the representations set forth in this Agreement at any time ceases to be true or (ii) it is, for any reason, unable to perform any of its obligations under this Agreement.

G.	Without limiting the generality of Paragraph 8, CGMI covenants and agrees that it will not make any representations about the Fund, the Distributor or BAAM except to the extent such representations (i) are contained in the Offering Materials; (ii) are consistent with information contained in such materials, or (iii) are otherwise authorized by or on behalf of the Fund including but not limited to any statements by senior officers, portfolio managers or sales representatives.

H.	CGMI understands that the Securities and Exchange Commission (the “SEC”) and certain U.S. states have adopted or may adopt political contribution limitations, including without limitation, Rule 206(4)-5 under the Investment Advisers Act of 1940 (together, all such laws, rules or regulations “Pay-to-Play Regulations”) relating to political contributions of employees who solicit U.S. governments or agencies, and CGMI represents and agrees that is has adopted and will maintain during the term of the Agreement policies and procedures reasonably designed to comply in all material respects with any applicable Pay-to-Play Regulations.

I.	CGMI represents and agrees that it has policies and procedures in place reasonably designed to ensure that CGMI will not solicit as an investor any retirement, pension or similar plan or trust (collectively, a “Pension Plan”) which is established by a state, or a municipality of such state, that prohibits the use of placement agents or finders in connection with investments by such state’s or municipality’s Pension Plans.

J.	CGMI agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

10.	Registration of Shares.

A.	Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold. Distributor acknowledges that CGMI intends to offer the Shares in each state within the United States.

B.	CGMI agrees not to transact orders for Shares in jurisdictions in which it has been informed in writing by Distributor that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

11.	Prospectus Delivery.

To the extent required pursuant to applicable law, prior to or at the time of purchase, CGMI will provide each of its Clients purchasing Shares with the then current Prospectus, the Subscription Application and the Fee Disclosure Statement. To the extent required pursuant to applicable law, CGMI will provide any customer who so requests with the pertinent Statement of Additional Information. To the extent required pursuant to applicable law, Distributor is required to mail the effective Prospectus, at its own expense, to each Fund shareholder minimally once per calendar year.

12.	Liability and Indemnification.

A.	Distributor agrees to be liable for, to hold CGMI, its affiliates, officers, directors and employees (the “CGMI Covered Employees”) harmless from and to indemnify each of them for any losses and costs (“CGMI Covered Claims”) arising from: (i) any material misstatement in or omission of a material fact from the Prospectus or in any sales or other material relating to the Fund that Distributor or its affiliates provide to CGMI, or any other statements or representations, written or oral, concerning the Fund that Distributor or its affiliates make to CGMI; (ii) any failure of the Fund or its Shares to be properly registered and available for sale under any applicable federal law and regulation; (iii) any actions of Distributor or its affiliates relating to the processing of purchase, exchange and redemption orders and the servicing of CGMI Shareholder accounts; (iv) any material breach by Distributor or any of its Representatives (as defined in Paragraph 15) of Distributor’s obligations under this Agreement; and (v) any willful misconduct, fraud or gross negligence by Distributor in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(v), Distributor will not be liable to and will not have any indemnification obligation to any CGMI Covered Employee for the portion of any CGMI Covered Claim that is the result of any CGMI Covered Employee’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “CGMI Disabling Conduct”); provided further than any amounts for reimbursement of expenses advanced to a CGMI Covered Employee under this Subparagraph 12A will be repaid to Distributor in the event that such expenses resulted from CGMI Disabling Conduct. Distributor shall not be liable for any consequential damages.

B.	CGMI agrees to be liable for, to hold Distributor, its affiliates, officers, directors and employees (“Blackstone Covered Employees”) harmless from and to indemnify each of them from any losses and costs (“Blackstone Covered Claims”) arising from: (i) any statements or representations, written or oral, that CGMI or its employees make concerning the Fund, Distributor or BAAM that are inconsistent with either the Fund’s then-effective Prospectus or any other material Distributor has have provided or any other statements or representations, written or oral, Distributor has made to CGMI relating to the Fund; (ii) any of CGMI’s actions relating to the processing of purchase, exchange and redemption orders and the servicing of shareholder accounts; (iv) any material breach by CGMI or any of its Representatives of CGMI’s obligations under this Agreement; and (v) any willful misconduct, fraud or gross negligence by CGMI in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(v), CGMI will not be liable to and will not have any indemnification obligation to any Blackstone Covered Employee for the portion of any Blackstone Covered Claim that is the result of any Blackstone Covered Employee’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Blackstone Disabling Conduct”); provided further than any amounts for reimbursement of expenses advanced to a Blackstone Covered Employee under this Subparagraph 12B will be repaid to CGMI in the event that such expenses resulted from Blackstone Disabling Conduct. CGMI shall not be liable for any consequential damages.

C.	Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (i) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (ii) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

D.

Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding,

(ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

E.	The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise. The provisions of this Paragraph 12 shall survive the termination of this Agreement.

13.	Arbitration.

The parties waive their rights to seek remedies in court, including any right to a jury trial. If a dispute arises between CGMI and Distributor with respect to this Agreement which the parties are unable to resolve themselves in good faith, it shall be settled by arbitration in New York, New York, in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The parties agree, that to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

14.	Anti-Money Laundering.

A.	CGMI has an anti-money laundering program in place reasonably designed to comply with Section 352 of the USA Patriot Act, the rules and regulations of the U.S. Department of the Treasury and other programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). CGMI’s anti-money laundering program includes: (i) anti-money laundering/“Know Your Customer” policies and procedures; (ii) the designation of an “Anti-Money Laundering Compliance Officer”; (iii) a Customer Identification Program (“CIP”) reasonably designed to comply with Section 326 of the USA Patriot Act; (iv) monitoring and reporting of suspicious activity to government authorities in accordance with applicable law; (v) anti-money laundering training and independent testing for compliance; (vi) processes reasonably designed to comply with OFAC sanctions against specially designated nationals or blocked persons as identified by OFAC; (vii) record keeping and reporting practices in accordance with applicable law and regulation; and (viii) policies and procedures to comply with our obligations under Section 312 of the USA PATRIOT Act, and to the extent required thereby, our obligation to take reasonable steps to conduct enhanced scrutiny of any account that is requested or maintained by, or on behalf of, a senior foreign political figure.

B.	CGMI acknowledges and agrees that it (and not the Distributor, BAAM, the Fund or its administrator(s)) is responsible for monitoring and complying with applicable anti-money laundering and CIP requirements with respect to CGMI Shareholders in connection with this Agreement. CGMI also acknowledges and agrees that CGMI Shareholders are screened for purposes of complying with applicable OFAC requirements.

C.	CGMI agrees that upon written request it will provide the Fund or the Fund’s administrator with a certification that CGMI continues to maintain an anti-money laundering program in accordance with applicable laws.

D.	CGMI represents and warrants that it has policies and procedures in place reasonably designed to comply with applicable anti-corruption laws and regulations of the jurisdictions (including the U.S.) in which it operates.

15.	Confidentiality.

A.	Distributor agrees, at all times during the term of this Agreement and thereafter, that Distributor and the Fund shall maintain the confidentiality of, and not disclose to any person, or otherwise make use of (directly or indirectly), the names and addresses of, or other information relating to, Clients (“Customer Information”), except as expressly permitted under this Agreement, as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement, or as may be required by applicable law or judicial process. Notwithstanding the foregoing, Distributor and the Fund shall not be prohibited from utilizing for any purpose Customer Information if Distributor or the Fund, as applicable, can clearly establish that such information was (i) known to the Distributor or the Fund, as applicable, prior to this Agreement; (ii) rightfully acquired by Distributor or the Fund, as applicable, from third parties whom Distributor or the Fund, as applicable, reasonably believed were not under an obligation of confidentiality to any other party to this Agreement; or (iii) independently developed by Distributor or the Fund, as applicable, without breaching any provision of this Agreement.

B.

Each party acknowledges and agrees that any and all technical or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, but excluding Customer Information which is covered by Subparagraph 15A, which is disclosed to the other party or is otherwise obtained by such party or its affiliates or agents during the term of this Agreement (the “Proprietary Information”) constitutes the valuable property of the other party. For purposes of this Paragraph 15, a party disclosing such Proprietary Information is referred to herein as a “Disclosing Party” and a party receiving such Proprietary Information is referred to herein as a “Receiving Party.” Each party agrees that should it come into possession of Proprietary Information, it will hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) that Receiving Party may disclose the Proprietary Information or portions thereof to its affiliates, employees, officers, directors, partners, auditors or attorneys and to the Clearing Broker (collectively, “Representatives”) who need to know the Confidential Information solely in connection with carrying out the terms of this Agreement, but only if such Representatives are advised of the confidential nature of such Confidential Information and are subject to a confidentiality obligation; (iii) with the written consent of the other party; or (iv) as required by law or judicial process; provided that, where such disclosure is required by law or judicial process, the Receiving Party shall provide the Disclosing Party with a reasonable opportunity to review the disclosure, to the extent practicable and not prohibited by applicable law or regulation, before it is made, and to interpose its own objections to, or seek to limit, the disclosure at its own expense. The Receiving Party shall be responsible for any breach of this Agreement by its Representatives that are not auditors or attorneys. Proprietary Information shall not include information a party to this Agreement can clearly establish was (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to any other party to this Agreement; (iii) placed in public domain without fault of the party or its affiliates; or (iv) independently developed by the party without reference to or reliance upon Proprietary Information. Each of CGMI and Distributor agrees that it will use any Proprietary Information solely in connection with its obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever.

C.	Upon the Disclosing Party’s written request, the Receiving Party shall return Proprietary Information in its possession; provided, however, that the Receiving Party may maintain copies of Proprietary Information as required by law or regulation, or the Receiving Party’s internal recordkeeping policies, and the confidentiality obligations hereunder shall continue to apply to any such copies.

D.	Each party agrees to comply with the requirements of applicable law relating to the protection of data and information.

E.	Each party hereto agrees that money damages may not be a sufficient remedy for any breach of this Paragraph 15 by either party hereto or their respective Representatives and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity.

F.	Notwithstanding the foregoing, CGMI will not be in breach of this Paragraph 15 by distributing to Clients copies of the Offering Materials, CGMI-Supplied Fund Materials, Research Reports, or any other information approved in advance by the Distributor in writing.

G.	Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from activities directly attributable to the Fund or Blackstone Alternative Alpha Master Fund, provided that Customer Information and/or Proprietary Information is not made available to representatives of The Blackstone Group L.P. and its affiliates who are not involved in activities directly attributable to the Fund or Blackstone Alternative Alpha Master Fund. In any event, should Customer Information and/or Proprietary Information be made available to a representative of The Blackstone Group L.P. and its affiliates such representative shall be bound by the obligations set forth in this Agreement.

16.	Termination and Amendment.

A.	This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Service Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose.

B.	Each party to this Agreement may unilaterally cancel its participation in this Agreement by giving sixty (60) days prior written notice to the other party. In addition, each party to this Agreement may: (i) if required pursuant to applicable law, terminate this Agreement immediately by giving written notice to the other party or (ii) in the event of a material breach of this Agreement by the other party, terminate this Agreement by giving thirty (30) days’ written notice to the other party (which notice sets forth in reasonable detail the nature of the breach) and such breach is not cured during such thirty (30) day notice period. Any such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Paragraph 21. Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the members of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Distributor and/or CGMI.

C.	This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by the Distributor or CGMI.

D.	Upon a termination, CGMI will no longer make the Fund’s Shares available for purchase by Clients. In addition, at CGMI’s request, Distributor shall cause the Fund to promptly remove CGMI or the Clearing Broker (as applicable) as broker/dealer of record and/or custodian for any CGMI Shareholder. If CGMI, or the Clearing Broker on behalf of CGMI, continues to serve as broker/dealer of record and/or custodian on behalf of CGMI Shareholders after termination, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such Shares.

E.	This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

F.	This Agreement may be amended by CGMI and Distributor upon mutual written agreement, except that this Agreement may be amended at any time by Distributor or CGMI upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or CGMI or (ii) otherwise by operation of law.

17.	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

18.	Investigations and Proceedings.

The parties to this Agreement agree to reasonably cooperate in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

19.	Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

20.	Survival.

Paragraph 12 in this Agreement shall survive any termination of this Agreement. The confidentiality obligations contained in Paragraph 15 hereof and the non-solicitation provisions in Subparagraph 22B of this Agreement shall survive for two (2) years following the termination of this Agreement, provided that in the event the parties continue to be obligated under the terms of the Agreement pursuant to Subparagraph 16D, such two (2) year period shall begin following the expiration of such obligation in accordance with the terms herein.

21.	Notices.

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Schedule 2.

22.	Miscellaneous.

A.	This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals,

B.	Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities. Notwithstanding the foregoing, Distributor agrees that neither it nor the Fund knowingly shall solicit, directly or indirectly, any Client to invest in the Fund or in any other investment company for which Distributor acts as a sponsor, adviser, administrator, distributor, or other service provider (a “Company Fund”); provided, that this prohibition shall not apply to: (i) the solicitation of any Client that was an investor in the Fund or in any Company Fund prior to the time it invested in the Fund through CGMI; (ii) any solicitation that was not materially based upon Customer Information or (iii) any solicitation that Distributor or the Fund engages in at the request of CGMI. CGMI acknowledges and understands that Distributor and the Fund regularly retain third parties to solicit investments for the Fund and Company Funds. Nothing in this Agreement shall restrict the ability of such third parties to engage in such solicitation, including without limitation solicitations of Clients, provided that neither the Distributor nor the Fund has provided such third party with Customer Information.

C.	All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

D.	This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements between the parties and their predecessors relating to the sale of Shares.

E.	If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

F.	As used in this Agreement, an “affiliate” of a party means any entity or person controlling, controlled by or under common control with such party.

G.	All Schedules, as they may be amended from time to time, are incorporated herein by reference and made part of this Agreement.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

Sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:

Name:

Title:

Dated:

AGREED AND ACCEPTED:

BLACKSTONE ADVISORY PARTNERS L.P.

By:

Name:

Title:

Dated:

SCHEDULE 1

FEES

Sales Charges. On each purchase of Shares by Clients from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to CGMI shall be an upfront sales load of up to 3.0% of a CGMI Client’s investment amount (whether new or additional) or as otherwise set forth in the Fund’s Prospectus, subject to the reduction or waiver of any such fees in CGMI’s sole discretion. Except as otherwise noted in Paragraph 6, neither the Fund nor the Distributor shall have the right to reduce or waive any of the sales load payable by clients to CGMI. Distributor agrees that CGMI shall receive the upfront sales load, if any, directly from Clients.

Distribution and Servicing Fees. CGMI shall also be entitled to receive from Distributor distribution and servicing fees at the annual rate of 0.85% of the aggregate value of Shares held by CGMI Clients. These fees will be calculated monthly and paid quarterly based on the value of Shares at the end of each month in a calendar quarter, with payment occurring within 30 days after the end of each calendar quarter. It is expected that this distribution and servicing fee will be comprised of a 0.60% distribution fee and 0.25% servicing fee paid by the Fund to the Distributor. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in the preceding sentence until Distributor receives the related compensation from the Fund in the form of an asset-based distribution and shareholder servicing fee (the “Related Compensation”), and Distributor’s obligation to CGMI for such payments is limited solely to the Related Compensation. Distributor agrees to use its best efforts to collect from the Fund any Related Compensation owed to the Distributor. Distributor shall pay any compensation described in this Paragraph to CGMI in respect of Shares held by CGMI Clients for as long as CGMI Clients hold Shares through an account maintained by the CGMI Clients at CGMI, subject to the limitations set forth in Paragraph 6(e).

SCHEDULE 2

NOTICES

Notices required by the Agreement should be sent as follows:

If to CGMI:	Citigroup Global Markets Inc. Attn: Eric Siegel 153 E. 53rd Street, 18th Floor New York, NY 10022

If to the Fund:	Blackstone Alternative Alpha Fund II Attn: Peter Koffler 345 Park Avenue, 28th Floor New York, NY 10154

If to the Distributor:	Blackstone Advisory Partners L.P. Attn: Peter Koffler 345 Park Avenue, 28th Floor New York, NY 10154